COMMERCIALISATION PARTNERSHIP AGREEMENT

THIS COMMERCIALISATION PARTNERSHIP AGREEMENT is made by and between

CASALE S.A.

Via Pocobelli, 6

6900 LUGANO

SWITZERLAND

- hereinafter referred to as “CASALE” -

and

QUANTUMSPHERE Inc.

2905 Tech Center Drive

Santa Ana

California 92705 USA

- hereinafter referred to as “QSI” -

- hereinafter individually referred to as “Party”

and jointly as “Parties”, as the case may be;

WHEREAS,

CASALE is, inter alia, a world-wide leader in technologies relating to catalytic processes and chemical reactors, including without limitation patented fixed bed reactors that can be used for ammonia, methanol and other types of synthesis, in adiabatic and/or isothermal mode, and including without limitation processes for the production of ammonia and methanol from various carbonaceous feedstock, patented or not, (hereinafter defined respectively as the “AMMONIA TECHNOLOGY” and as the “METHANOL TECHNOLOGY”), and including without limitation a process, patented or not, for the synthesis of unsaturated hydrocarbons (mostly olefins) from synthesis gas, (hereinafter defined as the “GAS TO OLEFINS TECHNOLOGY” or “GTO”).

WHEREAS,

QSI is, inter alia, a leading developer, manufacturer and supplier of proprietary catalysts based on QSI-nano particles for use in thermo-catalytic applications. QSI has broad knowledge, experience and intellectual property in the formulation and marketing of catalysts based on its patented and highly scalable manufacturing process;

WHEREAS,

The Parties previously executed that certain Joint Development Agreement (“JDA”), dated May 18, 2015, which provided, inter alia, that nano-sized particles based catalysts may be used advantageously as ammonia synthesis catalyst, as methanol synthesis catalyst and as a GTO synthesis catalyst;

WHEREAS,

Pursuant to the terms of the JDA, the Parties agreed to partner in the development and commercialization of QSI’s nano-sized particles based catalysts for ammonia synthesis, that is a catalyst produced by coating a standard ammonia synthesis catalyst with QSI’s iron nano particles (hereinafter defined as the “AMMONIA CATALYST” or “FeNIX”), methanol synthesis (hereinafter defined as the “METHANOL CATALYST”) and in conjunction with the GTO TECHNOLOGY (hereinafter defined as the “GTO CATALYST”);

WHEREAS,

The Parties intend that the initial commercialization of QSI’s FeNIX product (the “Initial Commercialisation”) will occur in the second half of 2016 at the commercial ammonia plant of an existing CASALE client; and

WHEREAS,

In anticipation of the initial commercialization of the FeNIX product, the Parties now desire to formalize the terms upon which FeNIX will be offered and sold commercially by the Parties, with the development work related to the METHANOL CATALYST and the GTO CATALYST to continue pursuant to independent development programs under the JDA.

NOW, THEREFORE,

In consideration of the terms and conditions hereinafter set forth, CASALE and QSI agree as follows:

ARTICLE 1 – DEFINITIONS

The term “Affiliate” means with respect to a Party any corporate entity with legal personality which, now or hereafter, directly or indirectly, controls, is controlled by or is under common control by such Party. “Control” in the meaning of the foregoing sentence shall mean at least 50% of the voting stock or management control by agreement.

The term “Agreement” means the present commercialisation agreement.

The term “Field” means (i) AMMONIA TECHNOLOGY of CASALE, and (ii) FeNIX, including the proprietary nano-catalyst manufacturing technology of QSI.

The term “Background Technical Information” means any Technical Information related to the Field owned or controlled by CASALE or QSI or any of either Party’s Affiliates, prior to the effective date of this Agreement.

The term “Technologies” means the design, proprietary or not, for the synthesis process and for the reactors for ammonia synthesis.

The term “Development Programs” means the development programs for the ongoing development of METHANOL CATALYSTS and GTO CATALYSTS pursuant to the terms of the JDA. The METHANOL CATALYSTS and GTO CATALYSTS are each being developed pursuant to a separate and independent “Development Program”.

The term “Background Patents” means any Patents based on inventions related to the Field, conceived, independently or jointly, by CASALE or QSI or any of either Party’s Affiliates before this Agreement, and detailed in Exhibit A hereto.

The term “New Patents” means any patents based on inventions related to the Field, conceived, independently or jointly, by CASALE or QSI or any of either Party’s Affiliates under this Agreement or any extensions hereof.

The term “New Technical Information” means all Technical Information achieved or developed, independently or jointly, by QSI or CASALE or any of either Party’s Affiliates related to the Field, under this Agreement or any extensions hereof, to the extent that, and subject to the terms and conditions under which, the Party in question has the right to disclose and make available New Technical Information hereunder.

The terms “Product” or “Products” mean FeNIX.

The term “Technical Information” means the “Background Technical Information” and/or the “New Technical Information” as the case may be.

The term ‘HSE’ means all the aspects related to the use of FeNIX catalyst related to Health Safety and Environment.

The term ‘Initial Commercialisation’ means the first installation of FeNIX catalyst in an ammonia synthesis converter designed in accordance with the CASALE AMMONIA TECHNOLOGY.

The term ‘Commercialisation Ready’ for the FeNIX catalyst means that the HSE aspects have been finalized and the Initial Commercialisation has provided results on the FeNIX catalyst performance that reflect a performance activity increase, and its stability over time, over standard ammonia synthesis catalyst and sufficient to justify the FeNIX price premium.

ARTICLE 2 – PURPOSE OF THIS AGREEMENT

The purpose of this Agreement is to agree upon the terms and conditions for the commercialisation of FeNIX between CASALE and QSI.

ARTICLE 3 – COMMERCIALISATION

3.1	CASALE and QSI will be cooperating and jointly carrying out the Initial Commercialisation in the second half of 2016. The Parties intend to finalize the HSE aspects of the FeNIX catalyst in the first half of 2016.

3.2	The principal objective of the Initial Commercialisation is to procure performance data of the FeNIX product in a commercial ammonia plant utilizing CASALE’s AMMONIA TECHNOLOGY for purposes of marketing and offering FeNIX for sale on a global basis thereafter.

3.3	Once the FeNIX catalyst is Commercialisation Ready the performance data will be utilized for purposes of marketing, co-branding and offering for license and/or sale of FeNIX in conjunction with the AMMONIA TECHNOLOGY to the following parties:

(i)	Existing CASALE clients - who are undertaking a refurbishment of their respective ammonia plants;

(ii)	Non-CASALE clients - who are undertaking a refurbishment of their respective ammonia plants for purposes of displacing the incumbent reactor technology;

(iii)	New-build ammonia plants - who are making an initial selection on reactor technology and ammonia catalysts. and

(iv)	Catalyst Refill clients - who wish to replace their ammonia synthesis catalyst with a new charge

3.4	Casale Obligations.

(i)	Market and utilize its reasonable efforts to license and/or sale the FeNIX product alongside the AMMONIA TECHNOLOGY to each CASALE prospect comprised in the group identified in Section 3.3 (i, ii, iii) above, and without AMMONIA TECHNOLOGY to the groups identified in Section 3.3(iv) following completion of the Initial Commercialisation;

(ii)	CASALE will make all reasonable efforts to provide all active ammonia owner operators listed in Section 3.3 and included in the Sales Pipeline Report with details on the expected performance of the FeNIX product at their respective ammonia plants in conjunction with CASALE’s AMMONIA TECHNOLOGY or any other synthesis technology being utilized, or proposed to be utilized as the case may be, at such ammonia plants. The foregoing will be provided at the applicable time of submission of a response to a Request for Proposal (“RFP”), if applicable, or as part of the bidding process if a RFP does not apply;

(iii)	It is to be noted that CASALE may not be successful in selling and/or marketing FeNIX to all ammonia operators listed in Section 3.3 based on the data required in Section 3.4(ii). In the event of the foregoing, such event shall not constitute a breach of this agreement.

(iv)	Continued education of QSI on the intricacies of the ammonia sector and ammonia plant systems, procedures and protocols; and

(v)	Sales Pipeline Report – detailed in Section 3.7 below.

(vi)	QSI understands and agrees that CASALE is party to existing agreements with third parties, including catalyst suppliers, and therefore nothing in this AGREEMENT shall impair the freedom and the possibility of CASALE to honour the obligations arising from such existing agreements nor cause any additional cost or burden to CASALE in the performance of its obligations deriving therefrom.

3.5	QSI Obligations.

(i)	Timely production and shipment of FeNIX;

(ii)	Detailed instructions on handling FeNIX product, coating FeNIX product onto commercial ammonia catalyst substrates, proper loading of FeNIX product into ammonia reactors, and EH&S input and collaboration;

(iii)	Maintaining adequate inventory based on the Sales Pipeline Report;

(iv)	Assisting CASALE in the sale and/or license of FeNIX product whenever requested; and

(v)	QSI will use its good faith best efforts to introduce new opportunities to CASALE in the ammonia sector and to one or more of the entities listed in Section 3.3 above.

3.6	Joint Obligations. CASALE and QSI will cooperate in the creation of marketing materials identifying the benefits of the FeNIX product to the ammonia plant owner/operators identified in Section 3.2. Further, the Parties will cooperate in the creation of Material Safety Data Sheets (“MSDS”), and Environmental Health and Safety (“EH&S”) materials ensuring the safe handling, loading, activation and disposal (at the end of the FeNIX life cycle) of the FeNIX product at the respective ammonia plants.

3.7	Sales Pipeline Report. Upon successful conclusion of the Initial Commercialisation, CASALE will provide QSI with a sales pipeline report (“Sales Pipeline Report”) for deployments of the AMMONIA TECHNOLOGY in the ammonia plants specified in Section 3.3 for a rolling, eighteen (18) month forward looking period. The Sales Pipeline Report is necessary to ensure adequate FeNIX inventory for future deployments on a timely basis, and will be provided on the last day of each calendar quarter during the Term. Specifically, CASALE will provide the following details as accurately as reasonably possible to QSI in the Sales Pipeline Report:

(i)	The name of the ammonia plant;

(ii)	The operator of the ammonia plant;

(iii)	The owner of the ammonia plant (to the extent it varies from the operator);

(iv)	The AMMONIA TECHNOLOGY being utilized at the ammonia plant;

(v)	The volume in kilograms of FeNIX product required for the refurbishment of the existing plants, or initial loading in the case of a new-build plants, based on a 1.5% loading (coating) by weight;

(vi)	The expected timing of the refurbishment of the existing ammonia plants, or initial loading in the case of a new-build ammonia plants;

(vii)	The technical product name and manufacturer of the base ammonia catalyst or substrate, onto which the FeNIX product will be coated, to be utilized in the refurbishment of each of the existing ammonia plants, or initial loading in the case of each new-build ammonia plant; and

(viii)	Based on Section 3.4, the anticipated production increase in ammonia output and/or energy savings (based on enhanced production efficiencies) that will be realized by each of the existing ammonia plants and new-build ammonia plants, as the case may, from the utilization of the FeNIX product.

3.8	Compensation. QSI shall quote to CASALE, on a case-by-case basis for each opportunity, the pricing of FeNIX for purposes of coating the standard industry catalyst.

3.9	During the term of this Agreement, CASALE will not enter into any agreement with any third-party company for any purpose relating to the use of nano-sized particle based catalysts in ammonia synthesis.

3.10	The Parties anticipate utilizing a third party (e.g., Clariant) to facilitate the commercialisation of FeNIX to the entities listed in Section 3.3. In this case CASALE will maintain its exclusivity rights as detailed in Article 4.

ARTICLE 4 – TERM; EXCLUSIVITY

4.1	Term. The term of this Agreement shall be ten (10) years, with automatic five (5) year renewals (“Term”).

4.2	Exclusivity. During the Term, CASALE shall have exclusive rights to commercially market, co-brand and sell FeNIX, in conjunction with the AMMONIA TECHNOLOGY, into the ammonia market globally, with the exception of the People’s Republic of China (“FeNIX Exclusivity”). QSI will not license FeNIX for use outside of the People’s Republic of China to an ammonia plant owner/operator if such party does not commit to use the AMMONIA TECHNOLOGY.

(i)	FeNIX Marketing Requirement. To maintain FeNIX exclusivity during the Term, CASALE irrevocably agrees to offer FeNIX to 100% of the commercial ammonia plants that CASALE bids and/or offers its AMMONIA TECHNOLOGY after the FeNIX catalyst is Commercialisation Ready, provided however that (i) the expected performances of the FeNIX in the subject ammonia plant(s) are higher than those achievable with the standard ammonia synthesis catalyst and sufficient to justify the FeNIX price premium, (ii) the terms and conditions of the contract/purchase order for the supply of the FeNIX, including the relevant price and delivery schedule, will not be such that the utilization of the FeNIX in the subject ammonia plant(s) will result to be less favourable than standard ammonia synthesis catalyst, and (iii) the customer(s) and/or the owner(s) of the subject ammonia plant(s) will not object to the utilization of the FeNIX in their plant(s).

ARTICLE 5 – INTELLECTUAL PROPERTY OWNERSHIP AND RIGHTS

5.1	All ownership and control of Background Technical Information and Background Patents of either Party and its Affiliates shall remain with the respective Party and its respective Affiliates.

5.2	Ownership of, and proprietary and exclusive rights to all New Technical Information and New Patents developed by CASALE or by QSI and which are severable from the other Party’s Background Patents shall be vested in and be the sole and exclusive property of inventor’s employer.

5.3	Any Party shall make available its Background Technical Information, Background Patents, New Technical Information and New Patents to each other as required to facilitate the joint cooperation under this Agreement, to the extent that the respective Party has the right to disclose and make available such information. Any rights of use related hereto shall be restricted to the purposes of this Agreement.

ARTICLE 6 – PATENT STRATEGY RESPONSIBILITIES

6.1	CASALE and QSI shall each be responsible for implementing the patent strategy set forth herein with respect to obtaining and/or maintaining any Background Patents and New Patents solely owned or to be solely owned by CASALE or QSI respectively, including bearing all costs associated with obtaining and/or maintaining such patents. The patent applications of New Patents of the inventing Party shall be treated in strict confidence by the other Party so that the patent filing shall not be jeopardised.

6.2	Notwithstanding if CASALE and/or QSI may be responsible for implementing patent strategy(ies) as provided in this Article 6, the Parties shall co-ordinate their respective efforts with each other concerning all matters relating to Background Patents and New Patents irrespective of ownership. In case a Party wishes not to maintain any Background Patent or New Patent solely owned by the said Party, but required for the AMMONIA TECHNOLOGY or FeNIX, such Party shall offer the said Patent(s) to the other Party and the other Party shall have the right to acquire such Patent(s).

ARTICLE 7 – CONFIDENTIALITY

7.1	Each Party represents that it will protect and safeguard any Background Technical Information and New Technical Information disclosed by any other Party under this Agreement (hereinafter referred to as “Confidential Information”) as confidential and not to disclose the same to any third party, except to the extent the same:

(a)	is in the public domain at the time of disclosure, or

(b)	becomes, after disclosure hereunder, part of the public domain by publication or otherwise through no fault of the receiving Party, or

(c)	was developed by the receiving Party prior to disclosure hereunder as demonstrated by competent written evidence (to the extent this exception applies, the receiving Party shall notify the disclosing Party immediately upon receipt of the Confidential Information), or

(d)	is being developed independently of this Agreement without the use of any information disclosed hereunder by another Party as demonstrated by competent evidence in existence prior to the execution of this Agreement, or was received by the receiving Party as demonstrated by competent written evidence from a third party who had a lawful right to disclose the same to the receiving Party and who did not require the receiving Party to hold the same in confidence, or

(e)	may be disclosed to any third parties by prior written agreement of the disclosing Party, or

(f)	must be disclosed according to mandatory law or stock exchange rules provided that the disclosing Party is consulted without undue delay and prior to such disclosure.

Affiliates of any Party shall not be considered as third parties; provided, however, that each Party shall be responsible for the compliance of its Affiliates with this Article 7.

7.2	Each Party agrees to maintain in confidence and prevent the duplication or disclosure to third parties (excluding Affiliates of any Party hereof) all Confidential Information received from any other Party. Further, each Party agrees not to use any Confidential Information received from any other Party for any other purposes as contemplated under this Agreement. Notwithstanding the foregoing, CASALE and QSI may disclose Confidential Information to any third party engaged to perform services in connection with activities authorised under this Agreement, provided that CASALE and QSI have approved such third parties, which approval shall not be unreasonably withheld, and further provided that such third parties shall have entered into a confidentiality/restricted use agreement at least as restrictive as the terms and conditions set forth herein and which is enforceable by CASALE and QSI. A copy of all such third party secrecy agreements shall be provided to CASALE and QSI, as applicable.

7.3	The confidentiality obligations under this Agreement shall remain in force for a period of twenty (20) years from the effective date of this Agreement and shall survive any termination thereof.

7.4	Any publication related to this Agreement intended by one party shall be subject to prior written consent by the other party. Such approval by the other party shall not be withheld unreasonably. In case the other party does not raise objections against a publication (original text) within eight (8) weeks after receipt of the complete and final documentation to be published, the consent shall be deemed given; provided, however, to the extent disclosure of this Agreement is required pursuant to U.S. securities laws or the rules and regulations of a securities exchange, then in such case this Agreement may be published in the form of a public filing as required by applicable laws, rules and regulations.

ARTICLE 8 – WORK AT OTHER PARTY’S FACILITIES

From time to time during the performance of this Agreement, the employees, consultants or agents of each Party may perform work at the facilities of the other Party. Each Party will ensure that its respective employees, consultants and agents strictly comply with all of the host party’s EH&S and security policies and procedures of which they have been advised, and to execute any appropriate confidentiality agreement to protect any of the host party’s confidential information.

ARTICLE 9 – INDEMNITIES, LIABILITIES

9.1	Each Party represents and warrants that it has the right and title to Background and New Technical Information disclosed and made available under this Agreement to the other Party and is entitled to do so without accounting to others.

9.2	CASALE will indemnify, defend and hold harmless QSI, its officers, directors, employees, agents (hereinafter collectively referred to as “QSI Representatives”), Affiliates and insurers against any and all claims, demands, direct losses, damages, liabilities, fees, costs or suits arising out of any infringement of third party’s intellectual property by CASALE’s Background Patents and/or Background/New Technical Information, relevant to Technology, under this Agreement.

9.3	QSI will indemnify, defend and hold harmless CASALE, its officers, directors, employees, agents (hereinafter collectively referred to as “CASALE Representatives”), Affiliates and insurers against any and all claims, demands, direct losses, damages, liabilities, fees, costs or suits arising out of any infringement of third party’s intellectual property by QSI’s Background Patents and/or Background/New Technical Information, relevant to FeNIX catalyst, under this Agreement.

9.4	Neither Party shall have any liability to the other Party for consequential damages such as, without limitation, loss of profits or loss of business opportunities.

9.5	For the avoidance of doubt, each Party will be solely responsible for managing compliance with their respective government licensing, regulations and laws.

ARTICLE 10 – TERMINATION

10.1	This Agreement shall take effect upon the date of execution by both Parties.

10.2	If a Party breaches the terms of this Agreement, and when such a breach of the Agreement is not remedied within sixty (60) days of written notice requiring that it be remedied, the other Party shall be entitled to terminate this Agreement on its part. In the event of a breach that is not cured within the sixty (60) day cure period, the non-breaching party shall be entitled to receive reasonable compensation for the out-of-pocket costs incurred pursuant to this Agreement. In addition, in the case of a breach of this Agreement by QSI that is not otherwise cured within the sixty (60) day cure period, QSI shall be obligated to satisfy CASALE’s supply requirements for a period of ten (10) years, subject to automatic five (5) year renewal periods thereafter. For the avoidance of doubt, the foregoing obligations of QSI shall apply to all FeNIX product utilized in the production of ammonia from synthesis gas.

10.3	In the event that CASALE or QSI enters into bankruptcy or liquidation or any other arrangement or assignment for the benefit of its creditors, the other Party shall be entitled to terminate this Agreement with respect to the defaulting Party. In such event, all rights and obligations under this Agreement shall in good faith be transferred to the non-defaulting Party who is entitled to such rights according to the nature of this Agreement and prior to the occurrence of the above circumstances.

10.4	In the event that CASALE or QSI are acquired by a third party or establish an alliance with a third party relevant to the Field, this Party shall immediately inform the other Party; the respective other Party shall be entitled to terminate this Agreement in case the new ownership or alliance is directly competitive (i.e., for the avoidance of doubt, (i) in the case of CASALE, a third party that owns, and commercially offers for sale, ammonia reactor technology, and (ii) in the case of QSI, a third party that owns, and commercially offers for sale, nano-catalysts for use in the ammonia synthesis process). In such event, all rights and obligations under this Agreement, specifically excluding each Party’s respective intellectual property in existence prior to the execution of the JDA, shall in good faith be transferred to the non-defaulting Party who is entitled to such rights according to the nature of this Agreement and prior to the occurrence of the above circumstances.

ARTICLE 11 – CHOICE OF LAW, DISPUTE RESOLUTION

11.1	This Agreement shall be exclusively governed by and construed in accordance with the laws of Switzerland. The conflict of law rules shall be excluded to the extent that these rules refer to the application of the laws of any other jurisdiction. The application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.

11.2	All disputes arising out of or in connection with the present Agreement shall be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The legal seat of such arbitration shall be Paris, France.

ARTICLE 12 – MISCELLANEOUS

12.1	Notwithstanding the outstanding JDA (which JDA remains issued and outstanding upon the execution of this Agreement with respect to methanol and gas-to-olefins applications, and terminates solely with respect to ammonia synthesis applications) between the Parties, this Agreement constitutes the entire Agreement between the Parties; no representations having been made by any of the parties except as are herein specifically set forth.

12.2	QSI shall be entitled to announce the execution of this Agreement as required by the securities laws of the U.S. as the next critical commercialization step in the CASALE relationship following the prior execution of the JDA in May 2015.

12.3	CASALE shall handle all sales, marketing and advertising of FeNIX to the ammonia industry.

12.4	Any notice required or permitted under this Agreement must be in writing and will be deemed given when delivered personally or mailed, post-paid to all the parties at the following addresses or such other addresses as may from time to time be designated in writing:

In case of CASALE:

CASALE S.A.

Via G. Pocobelli, 6

6900 LUGANO

SWITZERLAND

phone: +41 91/9607200

e-mail: e.filippi@casale.ch

In case of QSI:

QuantumSphere, Inc.

2905 Tech Center Dr.

Santa Ana, CA 92705 USA

QuantumSphere, Inc.

2905 Tech Center Dr.

Phone: +1 714 545 6266

e-mail: kmaloney@qsinano.com

12.5	Except as may be expressly provided herein, this Agreement shall not be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, either Party shall have the right to assign this Agreement, without the consent of the other, upon a change of control (“Change of Control” for purposes hereof shall mean the sale of all or substantially all of one party’s assets or a merger which results in the stockholders of the assigning party prior to the merger transaction not controlling a majority of the voting capital stock immediately following the close of the merger transaction); provided, further, this Agreement may not be assigned to a direct competitor (i.e., for the avoidance of doubt, (i) in the case of CASALE, a third party that owns, and commercially offers for sale, ammonia reactor technology, and (ii) in the case of QSI, a third party that owns, and commercially offers for sale, nano-catalysts for use in the ammonia synthesis process), without the express prior written consent of the non-assigning party; provided, further, that in the event of an assignment by either Party of this Agreement, the assignee will be expressly bound by all of the terms, conditions and obligations of the assignor under this Agreement. Each Party shall be entitled to involve any of its Affiliates in order to fulfil its rights and obligations, but shall, however, remain solely responsible under this Agreement (i.e. there shall be no joint and several liabilities between a Party and its Affiliates towards the other Party).

12.6	Except for the payment of money, none of the Parties shall be liable for any failure to perform or observe any of its obligations under this Agreement for as long as and to the extent that such performance is prevented or hindered by any circumstances beyond such Party’s reasonable control (and for a reasonable period thereafter necessary for resumption of such performance) including, without limitation, war (declared or undeclared), revolution, civil commotion, labour disputes, acts of public enemies, acts of terrorism, or due to any law, proclamation, regulations, ordinance, demand or requirement of any government or any subdivision, authority or representative of any government. The Party whose performance is so prevented or hindered shall notify the other Parties in writing of the details thereof, with reasonable specificity, within seven (7) days of the occurrence of such circumstances and shall take all reasonable steps to resume and continue performance as soon as possible.

12.7	In case a situation occurs which could not have been foreseen at the time the Parties concluded this Agreement, and which is detrimental or causes prolonged hardship to one of the Parties, the Parties shall meet to discuss the situation and the Parties will try to find a fair and equitable solution.

IN WlTNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the day and year written below.

For CASALE S.A.

Date:	March 8, 2016

Signature:	/s/ Federico Zardi
Name, Title: Federico Zardi, COO

For QUANTUMSPHERE, Inc.

Date:	March 4, 2016

Signature:	/s/ Kevin D. Maloney
Name, Title: Kevin D. Maloney, CEO & President

Exhibit A

Patents

CASALE holds the following patents and patents pending in the Field:

QSI holds the following patents and patent pending (i.e., notice of allowance) in the Field:

DESCRIPTION OF PATENT PATENT NUMBER PATENT HISTORY

DESCRIPTION OF PATENT	PATENT NUMBER	PATENT HISTORY

METHOD AND APPARATUS FOR FORMING NANO-PARTICLES	Patent No. 7,282,167	Patent Application Filing Date: 5/06/04 Patent Issuance Date: 10/16/07

METHOD AND APPARATUS FOR FORMING NANO-PARTICLES	Patent No. 7,803,295	Patent Application Filing Date: 11/2/06 Patent Issuance Date: 09/28/10
	Patent No. 8,500,427	Patent Application Filing Date: 09/21/10 Patent Issuance Date: 08/06/13

SYSTEM AND METHOD FOR AMMONIA SYNTHESIS	Patent No. 9,272,920	Patent Application Filing Date: 11/20/13 Patent Issuance Date: 03/01/16

EXHIBIT A